Exhibit 99.1

News Release

For Further Information Call:
Walter A. Shephard
Vice President Finance, CFO, and Treasurer
Voice: 860-704-3955
inquire@zygo.com

For Immediate Release

ZYGO Acquires Assets of Solvision;
Enters Semiconductor Back-End Inspection Market

MIDDLEFIELD, CT, February 28, 2008 – Zygo Corporation (NASDAQ: ZIGO) today announced that it has acquired the assets of Solvision, Inc., a Canadian-based company, including the shares of its Singapore subsidiary. With this acquisition, ZYGO enters the market for in-line inspection of Flip Chip Substrates and Packaged Integrated Circuits. Included in the acquisition is the patented Fast Moiré Interferometer (“FMI”) technology for rapid 3D inspection. Continued development of the FMI head and Flip Chip Substrate equipment will occur in Montreal. The Integrated Circuits Packaging inspection product line will continue to be developed and manufactured in Singapore. The deal is expected to be accretive in fiscal 2009.

“ZYGO embarked on a strategy to continue its growth by moving to in-line process control applications. This is a continuation of that strategy which expands our semiconductor presence beyond the wafer,” said Jim Northup, President of ZYGO’s Metrology Solutions Division. He added, “ZYGO’s strength in high precision metrology, coupled with the high speed vision capabilities we have just acquired, positions us very well to serve the full semiconductor market. We are pleased to enter the packaging market with advanced patented technology and the key talent provided by this acquisition.”

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets.

All statements other than statements of historical fact included in this news release regarding our financial position, business strategy, plans, anticipated sales, orders, market acceptance, and growth rates, market opportunities, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on timing and market acceptance of new product development, rapid technological and market change, risks in international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, investment portfolio returns, and fluctuations in our stock price. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2007.